Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Employment Agreement”), effective April 14, 2008 is between Harvest Natural Resources, Inc. (the “Company”) and Patrick R. Oenbring, a resident of Texas, (“Employee”), the terms and conditions of which are as follows:
     WHEREAS, the Company desires to secure the experience, abilities and service of Employee by employing the Employee in the position of Vice President, Western Operations upon the terms and conditions specified herein;
     WHEREAS, the Company and Employee acknowledge that if Employee’s employment with the Company terminates for any reason, Employee may inevitably disclose trade secrets of, and other proprietary and confidential information about, the Company’s business, operations and prospects; and
     WHEREAS, Employee wishes to enter into this Employment Agreement to receive the benefit of the provisions contained in it.
     NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are acknowledged, the Company and Employee agree as follows:
1. TERM OF EMPLOYMENT.
     Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company for the term which started on April 14, 2008, and ends on May 31, 2009. On May 31, 2009, and on each anniversary thereafter (an “Extension Date”) the term of this Employment Agreement shall automatically be extended for a one-year period unless and until either party has given written notice to the other at least one year before any Extension Date that it or he wishes to terminate this Employment Agreement as of such Extension Date.
2. POSITION AND DUTIES.
     (a) Position. Subject to annual election by the Company’s Board of Directors, Employee’s position shall be Vice President Western Operations, Harvest Natural Resources, Inc.
     (b) Duties and Responsibilities. Employee’s duties and responsibilities initially shall be those normally associated with Employee’s position, plus any additional duties and responsibilities the Company initially may assign orally or in writing to Employee. Employee shall undertake to perform all Employee’s duties and responsibilities for the Company and its affiliates in good faith and on a full-time basis and shall at all times act in the course of Employee’s employment under this Employment Agreement in the best interest of the Company and the Company’s affiliates.

     (c) The Company’s Right to Change Position or Duties. Subject to the terms of this Employment Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change Employee’s position, or to expand or reduce Employee’s duties and responsibilities.
3. COMPENSATION AND BENEFITS.
     (a) Base Salary. During the term of this Employment Agreement, Employee’s yearly base salary shall be not less than $300,000.00 US, which yearly base salary shall be payable from the Company’s Houston offices to Employee in accordance with the Company’s standard payroll practices and policies, and shall be subject to such withholdings as required by U.S. Federal law and the State of Texas or as otherwise permissible under such practices or policies. The Company shall annually review Employee’s base salary.
     (b) Annual Bonus. Employee shall be eligible for such annual bonus as may be determined by the Human Resources Committee of the Company’s Board of Directors and the Company’s Board of Directors, which bonus shall be based upon Employee’s performance under the guidelines adopted by the Company, the Company’s performance and any special circumstances the Human Resources Committee and the Company’s Board of Directors deem appropriate. Any such bonus is to be determined at the discretion of the Company’s Human Resources Committee and the Company’s Board of Directors. Employee acknowledges that the Company is not obligated to award him any bonus in any year.
     (c) Employee Benefit Plans. Employee shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs, and policies as in effect from time to time.
     (d) Stock Options and Restricted Stock. Employee has been granted certain stock options and restricted stock and is eligible for future stock awards. Except as provided in Section 4(a), this Employment Agreement neither increases nor decreases the number of stock options and shares of restricted stock previously granted, nor does it change the terms under which they were granted.
     (e) Vacation. Employee shall be entitled to four (4) weeks annual vacation.
     (f) Expenses. In accordance with and subject to the terms of the Company’s expense reimbursement policy, the Company shall pay or reimburse Employee for reasonable expenses actually incurred or paid by Employee in the performance of his services hereunder upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of Employee.
     (g) Office Facilities and Services. Employee shall be accorded such benefits and support services, including without limitation, office facilities, administrative assistant, communications as would normally be accorded by a corporation of the size and at the stage of development in the industry in which the Company is, to its Vice President of Western Operations.

     (h) Indemnification. Employee shall be entitled to the benefit of the indemnification provisions contained in the bylaws of the Company, as the same may be amended.
4. TERMINATION OF EMPLOYMENT.
     (a) Termination By The Company Other Than For Cause Or By Employee For Good Reason.
          (1) The Company shall have the right to terminate Employee’s employment other than for Cause at any time and Employee shall have the right to quit or resign for Good Reason at any time.
          (2) If (a) the Company or its successors terminate Employee’s employment with the Company other than (i) for Cause or (ii) pursuant to a notice of termination delivered in accordance with Section 1 of this Employment Agreement or (b) Employee resigns for Good Reason, then (v) the Company shall pay to Employee an amount equal to twenty-four months of Employee’s base salary as in effect immediately before Employee’s termination of employment or resignation, (w) the Company shall pay to Employee an amount equal to twenty-four months of the maximum contribution the Company may make for Employee under the Company’s 401(k) profit sharing plan as in effect immediately before Employee’s termination of employment or resignation, (x) any outstanding stock option(s) granted by the Company to Employee shall become fully vested and shall remain exercisable for twelve (12) months following Employee’s termination pursuant to this Section 4(a)(2), or the expiration of the general term(s) of the option(s) specified in the relevant option agreement(s), whichever is the shorter period, (y) the restriction period on restricted shares of stock granted by the Company to Employee will lapse upon the date of Employee’s termination of employment and a certificate(s) representing such shares will be delivered to Employee within thirty (30) days after the termination or resignation, and (z) Employee shall be reimbursed for up to $20,000 of outplacement services with an outplacement service approved by the Company provided that the expenses for the outplacement services are reasonable and are incurred no later than the last day of the second taxable year of Employee in which Employee’s Separation From Service (as defined below) occurs. The Company shall make such outplacement services expense reimbursement payments no later than the close of the third taxable year of Employee following the taxable year of Employee in which Employee’s Separation From Service occurs. The Company shall make the lump sum cash payments described in clauses (v) and (w) on the date that is six months following the date of the Employee’s Separation From Service. For purposes of this Agreement “Separation From Service” has the meaning ascribed to that term in section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service.
          (3) If the termination or resignation described in Section 4(a)(2) occurs within 730 days after or 240 days before a Change of Control, or if the Company or its successors terminate Employee’s employment with the Company pursuant to a notice of termination delivered in accordance with Section 1 of this Employment Agreement within 730 days after or 240 days before a Change of Control, then (s) the Company shall pay to Employee an amount equal to twenty-four months of Employee’s base salary as in effect immediately before

Employee’s termination of employment or resignation, (t) the Company shall pay to Employee the Bonus Amount (as defined in Section (4)(d)), (u) the Company shall pay to Employee an amount equal to twenty-four months of the maximum contribution the Company may make for Employee under the Company’s 401(k) profit sharing plan as in effect immediately before Employee’s termination of employment or resignation, (v) if the date of the Change of Control coincides with or follows the date of Employee’s termination of employment, any outstanding stock option(s) granted by the Company to Employee shall become fully vested and shall remain exercisable for twelve (12) months following Employee’s termination or resignation, or the expiration of the general term(s) of the option(s) specified in the relevant option agreement(s), whichever is the shorter period, (w) if the date of the Change of Control coincides with or follows the date of Employee’s termination of employment, the restriction period on restricted shares of stock granted by the Company to Employee will lapse upon the date of the Employee’s termination of employment and a certificate(s) representing such shares will be delivered to Employee within thirty (30) days after the end of the termination or resignation, (x) Employee shall be reimbursed for up to $20,000 of outplacement services with an outplacement service approved by the Company, provided that the expenses for the outplacement services are reasonable and are incurred no later than the last day of the second taxable year of Employee in which Employee’s Separation From Service occurs, (y) for a period of twenty-four months following the later to occur of the termination, resignation or Change of Control, the Company shall continue to provide Employee and Employee’s dependents with the same level of life, disability, accident, dental and health insurance benefit coverages Employee and Employee’s dependents were receiving immediately before Employee’s termination or resignation, and (z) the Company will pay Employee an additional amount such that the net amount retained by Employee pursuant to the benefits described in this Section 4(a)(3) after any excise tax imposed under section 4999 of the Code shall be equal to the amount that Employee would have received pursuant to those benefits before payment of any such excise tax. The Company shall make the lump sum cash payments described in clauses (s), (t) and (u) on the later of (1) the date that is six months following the date of Employee’s Separation From Service or (2) the date of the Change of Control. The Company shall make outplacement services reimbursement payments specified in this Section 4(a)(3) no later than the close of the third taxable year of Employee following the taxable year of Employee in which Employee’s Separation From Service occurs. If the dental, accident or health insurance benefits specified in this Section 4(a)(3) are not provided through an arrangement that is fully insured by a third party the following provisions shall apply to the reimbursement of such benefits. The benefits eligible for reimbursement shall be the benefits that were available to the Employee and his dependents under the provisions of the Company’s group medical, accident and dental benefits plans as in effect immediately prior to the earlier of Employee’s Separation From Service or the date on which the Change of Control occurs. Employee shall be eligible for reimbursement for covered dental, accident or health insurance expenses incurred during the period commencing on the later to occur of the termination, resignation or Change of Control and ending on the date that is 24 months later. The amount of dental, accident and health insurance expenses eligible for reimbursement during Employee’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums specified in the plans). The Company shall reimburse an eligible dental, accident and health insurance expense that is an insured benefit on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. Employee’s right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross-up payment made pursuant to clause (z) of this Section 4(a)(3) shall be made by the Company by the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes to the Internal Revenue Service.
(4)	Employee shall not be entitled to payments and benefits under Section 4(a)(2) if he is entitled to payments and benefits under Section 4(a)(3).
     (b) Termination By The Company For Cause Or By Employee Other Than For Good Reason.
          (1) The Company shall have the right to terminate Employee’s employment at any time for Cause, and Employee shall have the right to quit or resign at any time other than for Good Reason.
          (2) If the Company terminates Employee’s employment for Cause or pursuant to a notice of termination delivered in accordance with Section 1 of this Employment Agreement that is not delivered within 730 days after or 240 days before a Change of Control, or Employee quits or resigns other than for Good Reason, the Company’s only obligation to Employee under this Employment Agreement shall be to pay Employee’s base salary (including accrued vacation) actually earned up to the date Employee’s employment terminates.
     (c) Termination for Disability or Death.
          (1) The Company shall have the right to terminate Employee’s employment on or after the date Employee has a Disability, and Employee’s employment shall terminate upon the Employee’s death.
          (2) If Employee’s employment terminates under this Section 4(c), the Company shall pay Employee or, if Employee dies, Employee’s estate, the amount provided for under Section 4(a)(2)(v) and, in addition, Employee or, if Employee dies, Employee’s estate, shall be entitled to the provisions of Sections 4(a)(2)(w), (x) and (y) with respect to the Company’s 401(k) profit sharing plan, Employee’s stock options and Employee’s restricted stock. In the event of the death of Employee the cash payments described in Sections 4(a)(2)(v) and 4(a)(2)(w) shall be made within 30 days after the date of Employee’s death. In the event of the Disability of Employee the cash payments described in Sections 4(a)(2)(v) and 4(a)(2)(w) shall be made on the date that is six months following the date of Employee’s Separation From Service.
     (d) Bonus Amount. The term “Bonus Amount” means twice the amount of the higher of (i) the highest annual bonus earned by Employee for the last three fiscal years ending prior to the termination date, and (ii) (A) the target bonus percentage as established by the Company’s Board of Directors for the fiscal year in which the Change of Control occurs, multiplied by (B) Employee’s annual base salary for that fiscal year (whether or not paid or accrued for the full year at the time of Employee’s termination or resignation).

     (e) Cause. The term “Cause” shall mean (1) Employee’s final conviction of a felony by a trial court, (2) Employee’s material breach of this Employment Agreement or (3) Employee’s material violation of any policy or code of conduct of the Company, all as reasonably determined by the Company.
     (f) Good Reason. The term “Good Reason” shall mean any of the following, unless Employee shall have given his express written consent thereto: (1) a material breach of the terms and conditions of this Employment Agreement by the Company which remains uncorrected for thirty (30) days after Employee delivers written notice of such breach to the Company; (2) failure to maintain or reelect Employee to the position described in Section 2(a); (3) a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction, unless Employee is provided with comparable duties and responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and services available to Employee immediately prior to such reduction; (5) a reduction by the Company of Employee’s monthly base salary in effect immediately prior to such reduction; (6) the Company fails to continue Employee’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis, both in terms of the amount of benefits provided to Employee and the level of Employee’s participation, relative to other participants; (7) the relocation of Employee more than fifty (50) miles from the location of the Company’s principal office on the date hereof; or (8) the failure of the Company to obtain a satisfactory agreement from a successor to assume and agree to perform this Employment Agreement as contemplated by Section 6(d).
     (g) Disability. Employee shall have a “disability” under this Employment Agreement on the date the Company receives written notice from a physician selected by the Company that Employee no longer can perform one or more of the essential functions of Employee’s job even with reasonable accommodation.
     (h) Change of Control. A “Change of Control” means the occurrence of any of the following:
          (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50 percent or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that for purposes of this subsection (1) of this Section 4(g) the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition by any entity pursuant to a transaction which complied with clauses (i), (ii) and (iii) of subsection (3) of this Section 4(g); or
          (2) individuals who, as of the date of this Employment Agreement, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director after the date of this Employment Agreement whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or
          (3) the consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company, together with its subsidiaries, including goodwill (a “Business Combination”), provided, however, that for purposes of this subsection (3), a Business Combination will not constitute a change of control if the following three requirements are satisfied:
following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company, together with its subsidiaries, either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business Combination, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or its subsidiaries or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Company, providing for such Business Combination. For this purpose any individual who becomes a director after the date of this Employment Agreement, and whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.

     (i) Benefits. Employee shall have the right to receive any benefits payable under the Company’s employee benefits plans, programs and policies (other than the Company’s Policy for Termination and Separation of Employment (the “Severance Plan”)) which Employee otherwise has a non-forfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of Employee’s rights under this Employment Agreement upon a termination of employment in addition to any other benefits under this Section 4 without regard to the reason for such termination of employment. Employee acknowledges and agrees that until the termination of this Employment Agreement, he shall not be entitled to participate in or receive benefits under the Severance Plan.
     (j) Notice of Termination. Any termination by the Company or by Employee for any reason shall be communicated by a notice of termination to the other party hereto and shall be given in accordance with Section 6(a). Such notice shall state the specific termination provision in this Employment Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
     (k) No Mitigation. Employee shall not be required to mitigate the amount of any severance payment contemplated by this Employment Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.
     (l) Stock Award Agreements. In the event of a conflict adverse to Employee between the terms of this Employment Agreement and the terms of any agreement granting Employee stock options or restricted stock, the terms of this Employment Agreement shall govern.
5. COVENANTS BY EMPLOYEE
     (a) Property of the Company.
          (1) Employee covenants and agrees that upon the termination of Employee’s employment for any reason or, if earlier, upon the Company’s request Employee shall promptly return all Property which had been entrusted or made available to Employee by the Company or any of its subsidiaries.
          (2) The term “Property” shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Employee during Employee’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or with others during Employee’s employment which relate to the business, products or services of the Company or any of its subsidiaries.

     (b) Trade Secrets.
          (1) In consideration for the promises made in Section 5(d) of this Employment Agreement, the Company promises that it shall provide and make available to Employee certain confidential, proprietary information and trade secrets.
          (2) Employee covenants and agrees that Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any Trade Secret that Employee may have acquired pursuant to Section 5(b)(1) above during the term of Employee’s employment by the Company for so long as such information remains a trade secret.
          (3) The term “Trade Secret” shall mean information, including, but not limited to, technical or non-technical data, a formula, a patent, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by other persons who can obtain economic value from its disclosures or use and (b) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.
          (4) This Section 5(b) is intended to provide rights to the Company and its subsidiaries which are in addition to those rights the Company and its subsidiaries have under the common law or applicable statutes for the protection of trade secrets.
     (c) Confidential Information.
          (1) Employee covenants and agrees while employed under this Employment Agreement and thereafter during the Restricted Period he shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any of the Company’s or the Company’s affiliates’ Confidential or Proprietary Information that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee’s employment by the Company or its affiliates.
          (2) The term “Confidential or Proprietary Information” shall mean any secret, confidential or proprietary information of the Company or an affiliate (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violation of any right of the Company or its affiliates.
     (d) Non-Competition. During the period of Employee’s employment with the Company and thereafter during the Restricted Period, Employee covenants and agrees that, in connection with the business operations and prospective interests of the Company on the date of Employee’s termination as an employee of the Company, which prospective interests are disclosed to Employee prior to or on the date of Employee’s termination as an employee of the Company, he shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses in competition with the Company or materially adverse to the Company (unless the Company’s Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing). Investments in less than 5% of the outstanding securities of any class of the Company subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this section. For purposes of this Section 5(d), the term “Company” shall include Harvest Natural Resources, Inc. and any of its affiliates or subsidiaries or any company in which it is a minority shareholder or a joint venture partner. For purposes of this Section 5(d), the term “businesses” shall mean any enterprise, commercial venture, or project involving oil and gas exploration or production activities in the same geographic areas as the Company’s activities during the period of Employee’s employment.
     Further, during the period of Employee’s employment with the Company and thereafter during the Restricted Period, Employee covenants and agrees that he will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof. Further, Employee will not induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company.
     If (i) pursuant to the arbitration process described in Section 6(c) of this Employment Agreement (or such other process as to which the Company and Employee may agree upon in writing), it is determined that Employee has violated the provisions of this Section 5(d), and (ii) Employee has received a payment from the Company pursuant to Section 4(a)(2)(v), Section 4(a)(3)(s), Section 4(a)(3)(t), Section 4(a)(4)(s) or Section 4(a)(4)(t) of this Employment Agreement (the “Lump Sum Severance Amount”), then, in addition to any other remedies that the Company may have, Employee shall be obligated, and hereby agrees, to pay the Company, as liquidated damages, an amount (but not less than zero) equal to the product of (x) the Lump Sum Severance Amount and (y) a fraction whose numerator is the excess of twenty-four (24) over the number of calendar months that have elapsed since the last day of Employee’s termination of employment under Section 4 of this Employment Agreement and whose denominator is twenty-four (24).
     (e) Employment Restriction — Conflict of Interest. Employee covenants and agrees that he will not receive and has not received any payments, gifts or promises and Employee will not engage in any employment or business enterprises that in any way conflict with his service and the interests of the Company or its affiliates. In addition, Employee agrees to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Employee, the Company or any of the Company’s subsidiaries.
     Employee shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if Employee knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Employee, the Company or any of the Company’s subsidiaries.
     By signing this Employment Agreement, Employee acknowledges that he has not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Employee, the Company or any of the Company’s subsidiaries.
     (f) Restricted Period. The term “Restricted Period” shall mean the two-year period which starts on the date Employee’s employment terminates with the Company without regard to whether such termination comes before or after the end of the term of this Employment Agreement.
     (g) Reasonable and Continuing Obligations. Employee agrees that Employee’s obligations under this Section 5 are obligations which will continue beyond the date Employee’s employment terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company additionally shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 5.
6. MISCELLANEOUS.
     (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 1177 Enclave Parkway, Suite 300, Houston, Texas 77077. Notices and communications to Employee shall be sent to Employee’s home address as indicated by the records of the Company.
     (b) No Waiver. Except for the notice described in Section 4(f), no failure by either the Company or Employee at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or condition of this Employment Agreement.
     (c) Arbitration and Governing Law. ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN EMPLOYEE AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE COMPANY WILL BEAR THE ADMINISTRATIVE COSTS OF ANY ARBITRATION UNDER THIS EMPLOYMENT AGREEMENT, INCLUDING THE ARBITRATOR’S FEES. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ORDER REMEDIES WHICH EMPLOYEE COULD OBTAIN IN A COURT OF COMPETENT JURISDICTION. A DECISION BY THE ARBITRATOR SHALL

BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN HOUSTON, TEXAS, UNITED STATES OF AMERICA. NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL BE ENTITLED TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF FROM ANY COURT OF COMPETENT JURISDICTION, WITHOUT THE NEED TO RESORT TO ARBITRATION IN THE EVENT THAT EMPLOYEE VIOLATES SECTIONS 5(b), 5(c), 5(d) OR 5(e) OF THIS EMPLOYMENT AGREEMENT. THIS EMPLOYMENT AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.
     (d) Assignment by the Company; Meaning of “Company”. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Employee’s employment under this Employment Agreement; provided, however, that in the case of an assignment to an affiliate, the Company shall not be relieved of its obligations under this Employment Agreement. The Company will require any successor corporation (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and to agree to perform this Employment Agreement in the same manner and to the same extent as the Company, as if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Employment Agreement. As used in this Employment Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Employment Agreement by operation of law, or otherwise.
     (e) Assignment by Employee. Employee’s rights and obligations under this Employment Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent.
     (f) Other Agreements. With the exception of the Company’s stock option plans (and related agreements), restricted stock plan (and related agreements) and incentive plans, and the guidelines referred to in Section 3(b), this Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Employee’s employment relationship with the Company, and this Employment Agreement constitutes the entire agreement of the Company and Employee with respect to such terms and conditions.
     (g) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Employee.
     (h) Invalidity. If any provision of this Employment Agreement is held to be invalid, illegal or otherwise unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     (i) Enforceability by Beneficiaries. This Employment Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal or personal representatives and successors and if Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Employment Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate.
     (j) Reimbursement of Certain Expenses. To the extent Employee shall prevail in any arbitration proceeding pursuant to Section 6(c) to resolve any dispute or controversy between Employee and the Company arising under or in connection with this Employment Agreement, then the Company shall reimburse Employee, or pay on Employee’s behalf, all of Employee’s attorneys’ fees, incurred by Employee in connection with the arbitration. The amount of such expenses eligible for reimbursement during Employee’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year. The Company shall reimburse an eligible expense pursuant to this Section 6(j) on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. Employee’s right to reimbursement under this Section 6(j) is not subject to liquidation or exchange for another benefit.

     IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement in multiple originals to be effective as set out above.

HARVEST NATURAL RESOURCES, INC.

James A. Edmiston
President and Chief Executive Officer

Date:

Patrick R. Oenbring

Date: